EXHIBIT 99

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—April 28, 2005—International Bancshares Corporation (NASDAQ: IBOC) today reported earnings for the first quarter of 2005 of $37.7 million or $.74 per share - basic ($.73 per share - diluted) compared to $26.5 million or $.55 per share - basic ($.54 per share - diluted) in the corresponding 2004 period, an increase of 42.0% in net income and 35.2% in diluted earnings per share.  Net income for the first quarter 2005 was positively impacted by a $4,786,000, distribution, net of tax, from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley.  The Company, as a member of the PULSE EFT Association, received the distribution based in part upon its volume of transactions through the PULSE network.

 “I’m pleased with the first quarter earnings of 2005,” Dennis E. Nixon, President and CEO, said.  “The Company has completed the majority of the consolidation of Local Financial Corporation into the operations of the Company allowing the Company to benefit from the efficiencies of the combined operations of both companies.  On the asset front, it is very exciting to achieve a new milestone by passing the $10 billion mark in total assets.  This achievement places IBC near the top in asset size when compared to other financial institutions headquartered in Texas.  I am also pleased with the Board of Directors’ confidence in the Company’s continued success throughout the year, resulting in a $.40 per share cash dividend being declared, payable on April 29th, 2005, as well as a 25% stock dividend that will be paid on May 31, 2005 to all holders of record as of May 2, 2005.”

Total assets at March 31, 2005 were $10.3 billion compared to $9.9 billion at December 31, 2004.  Total loans at March 31, 2005 and December 31, 2004 were $4.9 billion.  Deposits at March 31, 2005 and December 31, 2004 were $6.6 billion.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATMs serving more than 70 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml